Shanghai University

and

SolarEnerTech (Shanghai) Co., Ltd.

Joint R&D Laboratory Agreement

(NO.:)

Shanghai

November, 2006

Table of Contents

Art. 1	Mission
Art. 2	Cooperation Objectives
Art. 3	Cooperation Structure
Art. 4	Time Term
Art. 5	Establishment and Management of the Joint Laboratory
Art. 6	Rights and Obligations
Art. 7	Statement and Guarantees
Art. 8	Intellectual Property
Art. 9	Force Majeure
Art. 10	Liability of Breach
Art. 11	Becoming Effective
Art. 12	Termination
Art. 13	Dispute and Applicable Law and
Art. 14	Components of the Agreement
Art. 15	Contact
Art. 16	Appendix

Table of Contents

Art. 1	Mission
Art. 2	Cooperation Objectives
Art. 3	Cooperation Structure
Art. 4	Time Term
Art. 5	Establishment and Management of the Joint Laboratory
Art. 6	Rights and Obligations
Art. 7	Statement and Guarantees
Art. 8	Intellectual Property
Art. 9	Force Majeure
Art. 10	Liability of Breach
Art. 11	Becoming Effective
Art. 12	Termination
Art. 13	Dispute and Applicable Law and
Art. 14	Components of the Agreement
Art. 15	Contact
Art. 16	Appendix

AGREEMENT OF

SHU- SOLARE Joint R&D Laboratory

On Photovoltaic Technologies and Applications

The 'Joint R&D Laboratory Cooperation Agreement' (hereinafter referred to as the 'Agreement') is made and entered on December 15th in 2006, through friendly negotiation by and between

SHANGHAI UNIVERSITY, (hereinafter referred to as 'Shangda' or 'SHU')
and
SOLARENERTECH (Shanghai) Co. Ltd. (hereinafter referred to as 'SolarEnerTech' or 'SOLARE')

WITNESSETH that,

(I) SHU and SOLARE share the common interests in the R&D and application of PV materials, PV cells and related modules.

(II) Through comprehensive and in-depth discussion and negotiation, SHU and SOLARE have reached this agreement to invest in and establish the Shanghai University-SolarEnerTech Joint Research & Development Joint Laboratory (hereinafter referred to as 'Joint Labs' or 'SHU-SOLARE R&D LABS'). Upon signing this Agreement, both parties shall foster a long-term (minimum of 5 years) professional cooperation in academic research and application development.

(III) The goal of both parties is to make the Joint Labs a leading domestic and international R&D platform to conduct research, development, test and commercial applications. The platform will absorb qualified scientists and technicians and build a human resources pool of specialists for the solar industry.

NOW, THEREFORE, in consideration of the mutual promises and undertakings of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed by and between the parties as follows:

Art. 1. Objectives

1.1 SHU and SOLARE intend to launch the Joint Labs as a advanced, well-equipped, and first class solar technology R&D and application center with global influence on PV industry. The Joint Labs' major activities include: establish a sound solar energy

R&D platform; implement rapid conversion of new technology, equipment, and skills; build a platform for education, research and production to meet the needs of the nation and the industry. With the Joint Labs, both parties seek to promote the commercialization and development of PV technology, to establish a high-level solar research and development scientist pool and to train PV cell specialists for both SHU and for SOLARE.

Art.2. Content of Cooperation

2.1 Establishment of the SHU-SOLARE R&D LABS
See Art. 5 for details of establishment of the Joint Labs

2.2 Research and Development
SHU and SOLARE jointly invest to establish the Joint Labs and to utilize the Joint Labs as a combination-platform of academic, commercialization, and R&D to carry out cooperative research on fundamental and applied technology in the fields of semi-conductive PV theory, PV materials, PV cells and modules. The Joint Labs' objectives are to obtain necessary intellectual properties, develop new technology and processes, institute new technologic standard and promote massive-scale manufacturing and application of PV power. We are to build up a progressive mechanism to closely inter-connect R&D and commercialization of research achievements. We'll mainly focus on: (1) theory of PV, thermo-physics, physics of materials and chemistry; (2) efficient and ultra-efficient PV cells with high light-electricity conversion rate up to 18%-35%; (3) environment-friendly and high conversion rate manufacturing technology of chemical compound film PV cell materials; (4) high-reliable, low-cost manufacturing technology and equipment for the thin film PV cells; (5) key material of new low-cost flexible film PV cells and non-vacuum technology; (6) key technology and fundamental theory for the third generation PV cells.
See item 2, article 5 of 'Preparatory Report' for details.

2.3 Exchange and Cooperation
Both parties agree to encourage the following activities, in particular to promote international academic exchange:

2.3.1 *Exchange of undergraduate and graduate students.* Students or engineers will receive special-designed regular training programme which will be developed in close connection with objectives and tasks of the Joint Labs' research projects.

2.3.2 *Exchange of faculty and visiting scholars.* The staffs of SHU and SOLARE are allowed to exchange their positions in the counterpart department to promote manufacture, study and research development. Either party may propose specific projects in terms of curriculum, research and society-bound services conducted by

both parties.

2.3.3 Both parties are responsible for promoting international exchange and establishing a frequent information exchange system, in order to raise the Joint Labs' research achievements to an international level. It is anticipated that 2 to 3 persons will be participating international photovoltaic conferences or symposiums each year. This is to ensure the Joint Labs plays an important role on both the domestic and international front of the PV industry.

Art. 3. Cooperation Structure

3.1 Co- investment
SHU and SOLARE jointly invest in the establishment the SHU-SOLARE R&D LABS.

3.1.1 Investment by SHU
(I) *Equipment*: SHU agrees to invest large- and medium-sized research equipment for analysis and test on semi-conductive material and solar-related development. *See* Appendix 13 '*Equipment List*' for details.
(II) *Human Resources:* The committed, relatively long-standing of the main research body will come from SHU"s College of Science, and Department of Physics and Department of IT Science of College of Material Science. *See* Attachment 2 '*Research Team*' for details.
(III) *Premises*: SHU will supply the premises for the Joint Labs. *See* Attachment 10 '*Plan and Implementation of the Joint Lab' Premises* ' for details.
(IV) Funds:

3.1.2 Investment by SOLARE.
(I) *Capital Amount:* Effective immediately upon signing of this Agreement, SOLARE will invest no less than RMB￥5 million each year for the first three years; and no less than RMB￥30 million accumulatively for the first five years. The funds shall be applied solely to the establishment of the Labs and its R&D work.
(II) Payment Schedule: Starting from the effective date of this Agreement, no less than RMB ￥30,000,000 will be invested in five years: specially RMB ￥4,000,000 for the first year; and from year 2 to 5, RMB ￥5,600,000, ￥6,400,000, ￥6,400,000 and ￥7,600,000. Each year, funds allocated for R&D works and projects shall not be less than USD $ 100,000. Detail sum for any given year shall be discussed and determined by both parties; and the remaining balance shall be used for the purchase of the Joint Labs' fixed assets. For example, in the first year, a total of RMB ￥4,000,000 will be invested, of which RMB ￥800,000 will come into the Joint Labs account in SHU, used for the cost of specific scientific research programs, and RMB ￥3200,000 will be used for the purchase of experimental equipment. See 'Registration Rules for Specified Fixed Assets' for detailed operation procedure.

(III) *Use of Funds:* All the funds invested by SOLARE are solely designated for scientific research and the purchase of the Joint Labs' equipment, which shall be listed as Fixed Assets in SOLARE's accounting. (*See* Chapter 2 of '*Fixed assets Registration Rules*' in Appendix 11 for details). The purchased equipment shall be placed at locations of the Joint Labs; whereas funds for Scientific Research shall be place in the Joint Labs' accounting books.
(IV) *Premises:* SOLARE shall provide the premises required by the demand of conducting research and experiment for the Joint Labs' projects. (*See* Appendix 10 for details)
(V) *Human Resources:* SOLARE shall allocate appropriate human resources for conducting research and experiment for the Joint Labs' projects. The Joint Labs shall allocate appropriate human resources for SOLARE's production experiment base and itsy sub-labs. Detailed name list of the research force is included in the Appendix 2 and Specified pay and welfare formula for the Joint Labs faculties working in company base (being drawn up)

3.2 Cooperation Platform
Upon signing of this Agreement, SHU shall authorize the following of its institution to be the main body to participate in the Joint Labs: College of Science (Department of Physics) and College of Materials (Department of IT Science). The two assigned departments of SHU shall carry out and fulfill the obligations in pursuant to the terms of this Agreement.

3.3 Fixed Assets Registration in accounting books
See 'Rules of Registration of Fixed Assets' in Appendix 11 for details

3.4 Division and application of the R&D achievements
3.4.1 Achievements gained by the SHU-SOLARE R&D-LABS and from both parties' cooperation, including but without limitation to, publications, patents, scientific and technological awards etc. The joint Labs shall entitle the ownership of the achievements, and the two parties shall entitle the right of use jointly. Based on joint Labs 's work, SOLARE will commercialize and further develop the achievements and apply for industry patents. And SOLARE shall entitle the ownership of the further work, and the two parties shall enjoy the right of use jointly.
3.4.2 The two executive directors of the joint Labs shall negotiate and decide on the above-mentioned principle whether SHU or SOLARE will apply for the patent of the R&D achievements. All of the application process shall be dealt with the consent of the two executive directors.

Art. 4. Term of Validity

4.1 The validity period of the agreement is ten years: from December 15th in 2006 to December 15th in 2016; the parties may consult over the affairs of cooperation after the agreement one month before the agreement expires.

Art. 5. Joint Labs' Establishment and Management

5.1 The Establishment of the Joint Labs
SHU and SOLARE agree that both parties shall fully and timely fulfill respected obligations pursuant to the terms of this agreement to guarantee the Joint Labs be established within _____ work days after the agreement takes effect.

5.1.1 Organizational Structure
The Joint Labs is to consists of three main R&D bodies: (1) Basic Research Labs of PV Physics and Chemistry; (2) Basic Research Labs of Applied PV Materials and Parts; (3) R&D Labs of PV Cells and Modules; (4) Base of Manufacture and Experiment.

5.1.2 Location and Implementation of Premises
See 'Plan and Implementation of Premises of the Joint Labs' in Appendix 10 for details. For fundamental and applied research activities, SHU will supply land, water and electric power to the construction of Labs on SHU campus; and SOLARE will supply land, water and electric power to the construction of manufacture and experiment base on SOLARE premises as well.

5.1.3 Equipment
The Joint Labs' equipment are composed of two parts: one is the equipment now available at SHU (*See* Attachment 13 '*Instrument and Equipment List*' for details), which can be directly used for production, analysis and test of semi-conductive materials and PV cells; the other is equipment to be purchased by both parties' direct cash investment (including SHU's 211 Project funds and SOLARE's investment)

5.1.4 Cost of Establishment and Management
(I) SHU guarantees that in addition to the annual investment on academics and science of the Joint Labs, more favorite policies and investment shall be allocated for the Joint Labs, in order to develop the Labs to a level of national or regional importance.
(II) SOLARE shall appropriate a sum of money annually from its capital funds to help the Joint Labs' construction according to its actual progress. If the Joint Labs' progress is ahead of schedule, SOLARE promises to fulfill its 5-year investment plan early than planned.
(III) Moneys earned from contracted domestic or international scientific research projects and programmes and technology transfer shall be used to support the operation and development of the Joint Labs.
(IV) Under appropriate conditions, the Joint Labs shall try to attract research venture funds from home or abroad, in order to broaden the investment source for the Joint Labs' R&D and scientific research.

5.2 Content of R&D Work
The R&D work in the joint Labs will mainly focus the fundamental and applied technology of PV physics and chemistry, PV materials and modules, PV cells and modules. *See Attachment 14 for details.*

5.3 Management of the Joint Labs
5.3.1 As a non-legal entity of the Joint Labs is composed of an executive board (*see* Attachment 7 for the composition and regulations of the executive board) and an academic and technical committee. A director, appointed by both parties, will be in charge of the Labs' daily operations.
5.3.2 One director, two vice directors, one director assistant, one administrative secretary and two engineers will be employed for the Labs' management and sub-Labs' daily workload. *See* Attachment 9 '*Composition of the Joint Labs*' for details.
5.3.3 For details of the application and management of the R&D project, *see* Attachment 8 '*Application and Management of the R&D Project*'

Art. 6. Rights and Obligations

6.1 SOLARE shall fully fulfill the obligation to invest in pursuant to the agreement.

6.2 SOLARE is entitled to industry and commercial property-related Intellectual Property Rights (here after IPR) obtained from in pursuant to the Agreement, and has the right to utilized and apply the Joint Labs' achievement acquired through copyrighted papers.

6.3 SHU shall fully fulfill the obligation to invest in pursuant to the agreement.

6.4 All the instruments and equipment that SHU and SOLARE purchase in pursuant to the agreement belong to SHU upon the expiration of the cooperation period defined by this agreement.

6.5 SHU is entitled the IPRs acquired through copyrighted papers in pursuant to the agreement, and has the right to utilize and apply the IPRs obtained through industrialization and commercialization process.

6.6 SHU guarantees the heads of its College of Physics and Science (Department of Physics) and College of Material Science (Department of IT Science) be appointed directors of the board of the Joint Labs.

6.7 SHU is responsible, when the Joint Labs is established, to erect or put up Joint Labs signs respectively at its College of Physics and Science (Department of Physics)

and College of Material Science (Department of IT Science and Micro Structures Center).

6.8 SHU is responsible, when the Joint Labs is established, to establish independent accounting books for the Joint Labs, to be supervised by SHU's CFO. SOLARE's CFO, as well as the Joint Labs' board. The accounting shall be strictly operate according to SHU's accounting procedures.

6.9 During the period covered by this agreement, both parties shall be responsible for each party's own risk or loses that occurred as results from failure, or partial failure of the R&D projects due to technical difficulties that cannot be overcome by the current level of technologies. (Note: the parties may agree to execute a separate agreement to define mutual risks.)

6.10 Other rights and responsibilities of both parties defined by this Agreement and its Appendix.

Art. 7. Statement and Guarantee

7.1 SHU Statement and Guarantee
SHU's states and guarantees:

7.1.1 SHU is a University belongs to the "National 211 Projects" – college institutions specially selected and subsidized by the central government. SHU has a highly-qualified faculty, 2500 full time teachers and researchers, of whom over 400 hold doctorial degrees. The scientific research strength of SHU is among the most advanced nation wide.

7.1.2
SHU has already approved or authorized that College of Science and College of Materials Science join the program and perform the obligations on behalf of SHU. Therefore, all the agreements that signed by the two colleges legally bond to SHU.

7.1.3 SHU agrees, in consideration of the fact that many personnel of the Labs' R&D team are part time, to give definite policy for the Joint Labs in order to observe a division of 20% (teaching time) vs 80% (research time at the Joint Labs) for the faculty members who are allocated for the Joint Labs' R&D projects for that particular year, and at the same time the criteria to evaluate the university's R&D time requirement won't be effected.

7.1.4 SHU guarantees that:
Due to the fact that the Joint Labs is mutually established by both parties and the joint Labs requires large amount of capital to purchase equipment, start programs, and carry out necessary scientific researches for the beginning three years, the university

will make preferential policies on managerial fees, give help and support the growth of the Joint Labs.

7.1.5 SHU has obtained all the necessary consent, ratification and authorization needed for signing, executing, and exchanging this Agreement as a contractual party, and SHU is to perform and carry out all obligations under this Agreement.

7.16 Terms of this Agreement has irrevocable power and once signed, the agreement becomes valid, legal, and legally binds SHU.

7.17 Signing, exchanging, and executing terms of this Agreement and all the other agreements mentioned in the Agreement neither breach any SHU's established regulation, nor violates any applicable law, ordinance or decree in effect of the People's Republic of China.

7.2 SOLARE's States and Guarantees:

7.2.1 Established in accordance with Chinese laws, SOLARE is a legal existing wholly-owned foreign enterprise legal person, possesses complete and independent competency of right, act and liability. The company's registered capital is USD$25 million, and total capital investment amounts to USD$30 million. The company's engages in research, development and manufacture of PV cells and PV power generating system.

7.2.2 SOLARE has obtained all the necessary consent, ratification and authorization needed for signing, executing, and exchanging this Agreement as a contractual party, and SOLARE is to perform and carry out all obligations under this Agreement.

7.2.3 Terms of this Agreement has irrevocable power and once signed, the agreement becomes valid, legal, and legally binds SOLARE.

7.2.4 Signing, exchanging, and executing terms of this Agreement and all the other agreements attached Agreement neither breach any SOLARE's established regulation, nor violates any applicable law, ordinance or decree in effect of the People's Republic of China.

Art. 8. Intellectual Property Rights (IPR)

8.1 Copyright of Written Works from result of R&D Achievement

8.1.1 During and after the termination of this Agreement, SHU is entitled to reasonably utilize any staged technical development and final achievement for the purpose of teaching, academic exchange, scientific research, essay-publishing and textbook writing; in addition, SHU is also entitle to the copyrights of written materials

derived from the above activities with the purpose stated above. The copyright to be exercised by SHU, however, shall not interfere with the rights of SOLARE defined by Item 8.2 and 8.3 of this Agreement.

Further, SOLARE has the rights to use or commercially apply SHU's copyrighted works, defined by above term(s).

8.1.2 During the time period covered by this Agreement, the persons who take part in the process or completion of R&D projects in pursuant of this Agreement, shall be entitle the rights to insert their bylines on the research papers or on the final achievement report, as well as the rights to acquire any future awards or certificates.

8.2 Property Rights for industrialization and commercialization generated by the Joint Labs' R&D achievement

8.2.1 Right to Apply Patent

During and after termination of this Agreement, SOLARE is entitled the right to apply for patents for any achievements of the Joint Labs acquired in pursuant of this Agreement.

Further, since SOLARE holds the rights to apply for patents, SHU shall not render, transfer or permit any third party, or to apply separate patents for the achievement derived from above activities.

8.2.2 Patent Rights

When SOLARE obtains the patents based on Item 8.2.1, to the patent's full rights, without limitation, including but not limited to render, transfer, or permit third party's usage. Whereas the Joint Labs, as a whole, entitles the joint right to use any patents obtained in pursuant of this Agreement.

Further, SHU is entitled, as defined by the above terms, to reasonably utilize achievements of technical development for the purpose of teaching, academic exchange, scientific research, essay-publishing and textbook writing.

8.2.3 Ownership, right to use, and right to transfer of non-patent achievements

During and after termination of this Agreement, SOLARE has the full rights of any non-patent-bound achievement obtained in pursuant of this Agreement, without any limitation, including but not limited to render, transfer, or permit usage by any third party; whereas the Joint Labs entitles the joint right to use of non-patent-bound achievements.

Further, since SOLARE owns the rights of any non-patent-bound achievements, SHU shall not render, transfer the rights to any third party or permit any third party to use. But SHU has the right to reasonably utilize such achievements for purpose of teaching, academic exchange, scientific research, essay-publishing and textbook writing.

8.2.4 Post-improvement on Achievements

Both parties have the right to conduct further or post-improvement on technical development achieved from in pursuant of this Agreement. For any new achievement gained from such further or post-improvement, SHU shall have the copyrights and SOALRE is entitled the right to use; SOLARE shall have the industrialization and commercialization rights, and SHU is entitled the right to use for purpose of teaching, academic exchange, scientific research, essay-publishing and textbook writing.

8.3 SHU guarantees that during and ten years after the termination of this Agreement, not to disclose, without SOLARE's written consent, the information on the joint Labs R&D projects to SOLARE's competitors or any other third party in solar and related businesses.

8.4 SHU guarantees that there will be no known violation of any third party's patent, copyright or commercial secret when it delivers the technical development in pursuant of this Agreement; and further, there are not any disputes over any third party's patent, copyright or commercial secret.

Art. 9. Force Majeure

9.1 Should either party be prevented from performing any of its obligations under this agreement due to event of *Force Majeure*, such as, but without limitation, earthquake, typhoon, flood, serious fire, war, or any governmental regulations(including ordinance and policy) or Acts of God and any other events which could not be expected, avoided and overcome, the affected party shall promptly notify the other party of occurrence of such an event by a written notice and shall do all things reasonable to eliminate the effect thereof to the extent possible and shall send a certificate issued by competent authorities or agency confirming the event of the *Force Majeure* and within fifteen (15) days following its occurrence. The parties shall consult whether to terminate the agreement, or partially exempt the obligation of the affected party, or agree to delay the performance of the agreement.

Art. 10. Liability of Breach

10.1 Should either party breach the agreement, the breaching party shall compensate the non-breaching party for the loss caused by such breach. Breaches that defined by other clause elsewhere is this agreement, shall be dealt with by those particular clauses.

10.2 Once breach occurs, either party shall continue to perform its obligations to the agreement, unless otherwise defined according to the appropriate clauses terminates

the Agreement or stops the fulfillment of Responsibilities according to the Agreement.

10.3 If SHU fails to perform the agreement or its performance of the contractual obligations does not conform to the agreed terms and thereby causes suspension, delay or failure of the Joint Lab' R&D progress, SOLARE shall entitled to request SHU to correct its breach or perform the contractual obligations within a requested time frame. If SHU fails to correct its breach or perform the contractual obligations within the specified time, SOLARE is entitled to rescind the agreement. Meanwhile, SHU or the Joint Labs shall repay all SOLARE's investment (including the purchased equipment and paid R&D fees). In addition, SHU shall pay to SOLARE ten percent (10%) of the total amount defined by this the Agreement as penalties, and compensate separately SOLARE for its actual losses.

10.4 If SOLARE fails to perform the agreement or its performance of the contractual obligations does not conform to the agreed terms and thereby causes suspension, delay or failure of the Joint Labs' R&D progress, SHU shall entitled to request SOLARE to correct its breach or perform the contractual obligations within a stated time. If SOLARE fails to correct its breach or perform the contractual obligations within the specified time, SHU is entitled to rescind the agreement. In the meantime, In addition, SOLARE shall pay to SHU fifteen percent (15%) of the total amount defined by Agreement as penalties. and compensate separately SHU for the actual losses.

If SHU rescinds the agreement according to the aforementioned statement, and after SOLARE makes the payment of penalties and losses in pursuant to the clause, SHU or the Joint Labs shall return the investment (including the purchased equipment and remained R&D fees) of SOLARE, not including those that SOLARE relinquishes.

Art. 11. Effectiveness of the Agreement

11.1 This agreement shall come into force after the correct signatures and seals applied by the authorized representatives of SHU and SOLARE.

Art. 12. Termination of the Agreement

12.1 Natural Termination

12.1.1 This agreement terminates at the expiration of the agreed cooperation term.

12.2 Termination by Negotiation

12.2.2 During the performance of the agreement, both parties may terminate the

agreement through negotiation. Both parties shall settle the follow-up affairs through negotiation.

12.3 Agreement Termination

SHU or SOLARE may terminate the agreement according to the related clause of the agreement.

Art. 13. Applicable Laws and Dispute Resolution

13.1 Applicable Law

13.1.1 The form, effectiveness, interpretation, implementation, amendment, performance and termination of this agreement are governed by the formally promulgated or issued laws of the People's Republic of China.

13.2 Dispute Resolution

13.2 Dispute Resolution

13.2.1 All disputes, requests of the effectiveness, interpretation, implementation, amendment, performance and termination of this agreement shall be settled through friendly negotiation. Either party shall negotiate with the other party immediately after receiving the written request from the other party; any statement or promise made during the negotiation by one party shall not be used as evidence in arbitration by the other party.

13.2.2 If no settlement is reached through negotiation between the two parties, the disputes shall be submitted to China International Economic and Trade Arbitration Commission (CIETAC) Shanghai Branch for arbitration. Arbitration shall be composed of three arbitrators. The arbitration shall be conducted in accordance with valid arbitration rule at that time. The verdict of Arbitration is final and binding to both parties.

13.2.3 Except the disputing parts, the other parts of the agreement shall conform to the regulation during the disputes resolution.

13.2.4 All the rules in this item are independent, and shall keep in effect after the termination or rescission of the agreement.

Art. 14. Composition of the Agreement

14.1 Composing Files of the Agreement
The following files shall form an integral part of this Agreement.

14.1.1 Main body of this Agreement

14.1.2Appendixes of this Agreement

App. 1 Letter of Intent
App. 2 Research Team (faculty)
App. 3 Application Approved by College of Science
App. 4 Minutes of Talks
App. 5 Explanation of Application for the Independent "Financial Account"
App. 6 Explanation of Application for the Joint Labsoratory's "Seal"
App. 7 Composition and Rules of the Executive Council
App. 8 Application and Management of the R&D Programmes
App. 9 Organization Tree of the Joint Labsoratory
App. 10 Premises Plan and Implementation of the Joint Labsoratory
App. 11 Registration Rules of the Fixed Assets
App. 12 Other Remarks
App. 13 List of Equipment and Instrument
App. 14 Preparation Report

14.1.3 Additional Files
For any un-discussed matter or remaining issues, both parties shall negotiate separately to formulate written documents, which can become valid only after the authorized representatives of both parties have signed and apply seal on written documents, forming supplemental parts of this agreement. The content of supplements shall not conflict with the principle and substance of this Agreement.

14.2 All files under 14.1 as a whole has formed the integral agreement of the two parties on the related affairs supersede all previous oral and written agreements, promises, understandings and communications between the two parties on the related affairs.

14.3 Preferential Interpretation on Conflict Documents
Text of this Agreement and all its Appendix files should compliment each other, or explain in more detail for other files. In case of discrepancy or conflict, this agreement shall be preferentially interpreted according to the following principle:

14.3.1 In case of discrepancy between Appendices and the text of the Agreement, Appendices shall prevail.

14.3.2 In case of discrepancy between the Appendices and different files of the agreement, the principle of beneficial to cooperation and fulfilling the cooperative goal shall be the guide to interpret or explain.

14.3.3 In case of discrepancy between the text, Appendix or supplementary file of the agreement, or among the supplementary files, the most recent supplementary files shall prevail.

Art. 15. Contact

15.1 Contact

15.1.1 In order to perform the agreement effectively, the two parties determine that: SHU appoints Mr./Ms.__Zhongquan · Ma__ as Program Coordinator, and SOLARE appoints Mr./Ms.__Shijian • Yin__ as Program Coordinator.

15.1.2 Address

The addresses of the two parties are as follows:

SHU: Shanghai University

Address/Postal Code: 99# of Shangda road /200444

Addressee: Zhongquan • Ma

Tel:021-66132189

Fax:021-66134208

Email:zqma@mail.shu.edu.cn

SOLARE: Shanghai SolarEnerTech Corporation, Inc.

Address/Postal Code: 360 Pu Dong Nan Lu, Suite 23F/200120

Addressee:Shijian • Yin

Tel:021-68863336

Fax:021-68862221

Email:jack@infoteche.com

According to the agreement, either party may change its contact address after giving written notice to the other party.

Art. 16. Supplement

16.1 In the event that any of the clauses in the agreement is affirmed invalid, unless

the invalid clause may seriously affect the performance of the agreement, the invalid clause shall not affect any other clauses and the invalid clause shall be regarded as a deletion from this Agreement.

16.2 This agreement may be revised, canceled, or amended only upon the formal authorization from both parties, expressed in the form of written documentation with signature and seals applied. All revised parts, after formal validation, shall have the same legal force with unchanged parts.

16.3 Unless agreed by separate agreement or amendments, either party's delay or failure to exercise any rights or privileges under this agreement shall not be deemed as abandonment of those rights; any separate or partial exercise of any rights or privileges shall not interfere with execution of any other rights or privileges.

16.4 All titles or subtitles in the agreement are used for labeling or indication of the context. All the rights and obligations of the parties shall be defined in pursuant to the content of that particular clause.

16.5 Any managerial personnel, employee, agent or professional adviser of one party have no rights whatsoever to make any promise or bear any obligation on behalf of the other party. In no case shall one party's employee shall be regarded as employee of the other party. Under all circumstances, any actions of one party's employee shall be regarded solely as deeds supervised and administered by his or her employer.

16.6 The agreement is composed in both Chinese and English languages. In case of discrepancy, the Chinese text shall prevail.

16.7 The R&D work and projects, either partial or as a whole, under this agreement shall not be rendered, transferred to a third party without the written consent of the other party.

16.8 This agreement has four (4) identical originals, two (2) for SHU and two (2) for SOLARE; each copy has equal legal effectiveness.

Both party's authorized representatives is hereby to sign this agreement by the date specified on the front page.

Party A: Shanghai University (seal)

Signature by Authorized Representative:

Name: 张毅 Wang Yimin

Position: 副校長 Vice President

Party B: Shanghai SolarEnerTech Corporation, Inc. (seal)

Signature by Authorized Representatives:

Name: Leo Shi Young

Position: President & CEO